Exhibit 99.1

First Security Announces Chief Financial Officer Appointment

CHATTANOOGA, TN — February 28, 2011 — First Security Group, Inc. (NASDAQ: FSGI) announced today that John R. Haddock has been appointed acting interim Chief Financial Officer, subject to any necessary regulatory non-objections. He replaces William L. “Chip” Lusk Jr., who has resigned to accept a position with an out-of-market financial institution.

Haddock has served as Corporate Controller of First Security since 2006 and has eight years of experience in accounting and finance. He is a certified public accountant and holds a master of accountancy degree and a bachelor’s degree in business administration, both from the University of Tennessee. Prior to joining First Security in 2005, Haddock worked for Hazlett, Lewis & Bieter, PLLC, an accounting firm specializing in serving financial institutions, after beginning his career with PricewaterhouseCoopers.

Haddock is active in professional and civic organizations including the American Institute of CPAs (AICPA) and the Tennessee Society of Certified Public Accountants, where he has served on the Financial Institutions Committee. Haddock and his family are members of Signal Mountain Presbyterian Church, where he is serving as a Deacon and a member of the Family Ministries Committee.

“John has an excellent financial background and is a valued member of the First Security leadership team. His close work with Chip, as well as the rest of the management team, will provide a smooth transition,” said Ralph E. “Gene” Coffman Jr., President and Chief Operating Officer of First Security.

“Chip has played a key role here at First Security since its inception. His twelve years of service have been exemplary as the Bank has grown, and we wish him well in his new position.”

About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.2 billion in assets. Founded in 1999, First Security's community bank subsidiary, FSGBank, N.A. has 37 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

Contact Information
At First Security:	Media Contact:
Ralph E. “Gene” Coffman	Melissa P. Kelly
(423) 266-2000	(931) 636-0909
rcoffman@FSGBank.com	principal@mpkandassociates.com